Form 10-K405, Exhibit 13
period 1996-12-31
ML FUTURES INVESTMENTS LP
filed 1997-03-27
CIK 835666

                       ML FUTURES INVESTMENTS L.P.
                       (A Delaware Limited Partnership)

                       Financial Statements for the years ended
                       December 31, 1996, 1995 and 1994 and
                       Independent Auditors' Report

To:  The Limited Partners of ML Futures Investments L.P.

ML Futures Investments L.P. (the "Fund" or the "Partnership") ended its eighth fiscal year of trading on December 31, 1996 with a Net Asset Value ("NAV") per Unit of $206.16, representing an increase of 5.87% from the December 31, 1995 NAV per Unit of $194.73. During the fiscal year, trading profits were generated in the interest rate, energy and currency sectors while losses were incurred in the metals, stock index and agriculture sectors.

In 1996, strong price trends prevailed in several key markets enabling the Fund's Trading Advisors to trade profitably for the Fund. Although trading in stock index and agricultural commodity markets may have been lackluster, the global bond and currency markets offered substantial trading opportunities. Interest rate and currency price trends resulted in profitable trading opportunities in these markets throughout the year.

As the new year began, the U.S. dollar rallied throughout most of January, after being locked in a tight trading range for the two prior months. However, the dollar weakened against major currencies in February, and returned to a relatively narrow trading range. In March, crude oil prices rose throughout most of the month, as unusually cold weather in the U.S. and Europe resulted in an extended period of strong demand and oil talks between the United Nations and Iraq were suspended.

During April, grain and soybean prices rallied to new highs, sometimes daily, as adverse weather conditions and strong demand affected prices. Difficult trading conditions in many markets prevailed and a lack of clear price trends in key markets negatively impacted the Fund's performance in May and June. For example, U.S. bond markets remained trendless as continued volatility, reflected investor confusion over conflicting reports on the direction of the economy.

As the third quarter of 1996 began, it was the U.S. stock market that experienced increased volatility coupled with sharp declines in July. In the currency markets, the U.S. dollar posted its biggest one-day gain against the Deutsche mark in almost four months on August 14, after comments from the Bundesbank's chief economist encouraged expectations for lower German interest rates. In September, crude oil prices continued, as they had during the summer, to trend upward throughout most of the month.

Despite continued price volatility during the final quarter of 1996, the Fund's Trading Advisors were able to single out trends in key markets, such as the world's major bond markets which rallied into October and November. Additionally, price trends prevailed in several major foreign currency markets, for instance, the British pound extended its rally into November, as it soared to a 4-year high against the U.S. dollar and a 29-month high against the Deutsche mark on November 20. In December, however, the world's major bond market rallies came to an abrupt halt early in the month. Specifically, U.S. Treasury prices dropped on reports of strength in the economy, as well as a weaker dollar which further encouraged investor selling of treasury securities.

Although the Fund was profitable overall in 1996, we look for improved performance in the coming year. To that end, we will continue to work diligently with the Trading Advisors to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                                Sincerely,
                                John R. Frawley, Jr.
                                President and Chief Executive Officer
                                Merrill Lynch Investment Partners Inc.
                                (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
 DECEMBER 31, 1996, 1995 AND 1994:

 Statements of Financial Condition                                            2

 Statements of Income                                                         3

 Statements of Changes in Partners' Capital                                   4

 Notes to Financial Statements                                              5-12

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Partners of
ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1996 and 1995, and the related statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 1996 and 1995, and the results of its operations for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 3, 1997
New York, New York

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------------------

                                                              1996                 1995
                                                              ----                 ----
ASSETS
------
Accrued interest (Note 2)                                 $    60,983          $   115,604
Equity in commodity futures trading accounts:
  Cash and option premiums                                 17,891,525           27,022,835
  Net unrealized profit on open contracts                     163,702            1,522,575
Investment (Note 5)                                         7,519,322               -
Receivable from investment (Note 5)                            50,934               -
                                                        --------------       --------------

      TOTAL                                               $25,686,466          $28,661,014
                                                        ==============       ==============

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
  Redemptions payable                                         170,082              626,446
  Brokerage commissions payable (Note 2)                      145,228              222,831
  Administrative fees payable (Note 2)                          3,773               -
  Profit shares payable (Note 3)                               92,397               -
                                                        --------------       --------------

    Total liabilities                                         411,480              849,277
                                                        --------------       --------------

PARTNERS' CAPITAL:

 General Partner (1,787 and 1,787 units)                      368,402              347,972
 Limited Partners (120,810 and 141,035 units)              24,906,584           27,463,765
                                                        --------------       --------------

    Total partners' capital                                25,274,986           27,811,737
                                                        --------------       --------------

      TOTAL                                               $25,686,466          $28,661,014
                                                        ==============       ==============

NET ASSET VALUE PER UNIT

 (Based on 122,597 and 142,822 Units outstanding)             $206.16              $194.73
                                                        ==============       ==============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
---------------------------------------------------------------------------------------------------------------

                                                       1996                    1995                   1994
                                                       ----                    ----                   ----
REVENUES:
 Trading profit (loss)
  Realized                                          $4,233,931              $5,778,268             $4,020,486
  Change in unrealized                              (1,358,873)               (569,416)              (498,136)
                                                   -------------           ------------           ------------

    Total trading results                            2,875,058               5,208,852              3,522,350

 Interest income (Note 2)                            1,097,560               1,423,730              1,044,838
                                                   -------------           ------------           ------------

    Total revenues                                   3,972,618               6,632,582              4,567,188
                                                   -------------           ------------           ------------

EXPENSES:
 Profit shares (Note 3)                                 194,674                412,897                 739,862
 Brokerage commissions (Note 2)                       2,422,074              2,942,578               3,027,292
 Administrative fees (Note 2)                            62,103                  -                       -
                                                   -------------           ------------           ------------

    Total expenses                                    2,678,851              3,355,475              3,767,154
                                                   -------------           ------------           ------------

INCOME FROM INVESTMENT (Note 5)                          83,713                  -                      -
                                                   -------------           ------------           ------------

NET INCOME                                           $1,377,480             $3,277,107             $  800,034
                                                   =============           ============           ============
NET INCOME PER UNIT OF
 PARTNERSHIP INTEREST:
 Weighted average number of Units
  outstanding (Note 4)                                  134,302                156,675                177,601
                                                   =============           ============           ============

 Net income per weighted average
  General Partner and Limited
  Partner Unit                                           $10.26                 $20.92                  $4.50
                                                   =============           ============           ============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

-----------------------------------------------------------------------------------------------------------
                                                           Limited             General
                                        Units              Partners            Partner           Total
                                     -----------        --------------       ----------       -------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1993                      187,819           $31,434,828         $342,945         $31,777,773

Redemptions                             (19,601)           (3,276,858)           -              (3,276,858)

Net income                                -                   789,918           10,116             800,034
                                     -----------        --------------       ----------       -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1994                      168,218            28,947,888          353,061          29,300,949

Redemptions                             (25,396)           (4,721,921)         (44,398)         (4,766,319)

Net income                                -                 3,237,798           39,309           3,277,107
                                     -----------        --------------       ----------       -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1995                      142,822            27,463,765          347,972          27,811,737

Redemptions                             (20,225)           (3,914,231)           -              (3,914,231)

Net income                                -                 1,357,050           20,430           1,377,480
                                     -----------        --------------       ----------       -------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1996                      122,597           $24,906,584         $368,402         $25,274,986
                                     ===========        ==============       ==========       =============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization
    ------------

    ML Futures Investments L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

    MLIP selects independent advisors (the "Advisors" or the "Trading Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

    Estimates
    ---------

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Revenue Recognition
    -------------------

    Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statements of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

    Operating Expenses
    ------------------

    MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership as reimbursement for the foregoing expenses.

    Income Taxes
    ------------

    No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

    Distributions
    -------------

    The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1996.

    Redemptions
    -----------

    A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

    Dissolution of the Partnership
    ------------------------------

    The Partnership will terminate on December 31, 2008 or at an earlier date if certain conditions occur, as well as under certain other circumstances, as set forth in the Limited Partnership Agreement.

2.  RELATED PARTY TRANSACTIONS

    The Partnership's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Partnership receives all interest paid on such Treasury bills. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at rates ranging from 0.50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

    Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

    The Partnership paid brokerage commissions to MLF at a flat rate monthly brokerage fee equal to .833 of 1% (a 10% annual rate) of the Partnership's month-end Net Assets. Effective January 1, 1996, the percentage was reduced to .813 of 1% (a 9.75% annual rate) of the Partnership's month-end assets and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets (this recharacterization had no economic effect on the Partnership). Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

    The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1996, 1995 and 1994, was approximately $89, $119 and $16, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

    MLF pays the Advisors annual Consulting Fees ranging up to 4% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

    The Partnership trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP, that contacts at least two counterparties along with Merrill Lynch International Bank ("MLIB") for all of the Partnership's currency trades. All counterparties other than MLIP are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures contract-equivalent face amount of a foreign currency. No service fees are charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service fee) offered by any of the other counterparties contacted.

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

    In the case of the Trading LLC, as defined in Note 5, the Trading LLC entered into the Advisory Agreement with the Advisor.

    Profit shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, as of the end of each calendar quarter will be paid by the Partnership to each of the Advisors. Profit shares are also paid out in respect of Units redeemed as of the end of interim months during a calendar quarter to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

4.  WEIGHTED AVERAGE UNITS

    The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1996, 1995 and 1994 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5.  INVESTMENT

    The Partnership places assets under the management of certain of the Advisors not through opening managed accounts with them but rather through investing in a private limited liability company ("Trading LLC") sponsored by MLIP. The only members of the Trading LLC are commodity pools sponsored by MLIP. The Trading LLC trades under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through investing in a Trading LLC rather than a managed account has no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

    The investment is reflected in the financial statements at fair value based upon the Partnership's interest in the Trading LLC. Fair value is equal to the market value of the net assets of the Trading LLC. The resulting difference between cost and fair value is reflected on the Statements of Income as income or loss from investment.

    At December 31, 1996 the Partnership had an investment in the ML Chesapeake Diversified L.L.C.

    Total revenues and fees with respect to such investment is set forth as follows:

                                                                                   Income
            Total          Brokerage        Administrative         Profit           from
           Revenue        Commissions            Fees              Shares        Investment
       --------------  -----------------  -------------------  -------------  ----------------
          $222,948         $130,335             $3,342             $5,558          $83,713

6.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's trading results by reporting category were as follows:

                                              Total Trading Results
                                     ---------------------------------------
                                           1996                   1995
                                           ----                   ----
    Interest Rate and Stock Indices      $2,081,406            $5,512,504
    Commodities                            (242,177)               37,644
    Currencies                              774,656               689,813
    Energy                                1,271,994               452,971
    Metals                               (1,010,821)           (1,484,080)
                                     ---------------       ----------------

                                         $2,875,058            $5,208,852
                                     ===============       ================

    Market Risk
    -----------

    Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit (loss) on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

    The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership, calculating the Net Asset Value of their respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations-- both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection with the market risk controls being applied by the Advisors themselves.

    Fair Value
    ----------

    The derivative instruments used in the Partnership's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Income. The contract/notional values of open contracts as of December 31, 1996 and 1995 were as follows:

                                   1996                                      1995
                 ---------------------------------------   ----------------------------------------
                    Commitment to        Commitment to        Commitment to        Commitment to
                 Purchase (Futures,     Sell (Futures,     Purchase (Futures,     Sell (Futures,
                 Options & Forwards)  Options & Forwards)  Options & Forwards)  Options & Forwards)
                 -------------------  -------------------  -------------------  -------------------
    Interest Rate
      and Stock
      Indices        $23,233,479          $4,981,659         $233,892,908          $62,165,959
    Commodities          435,505             167,947            8,944,541            1,780,506
    Currencies         4,329,546           8,191,986           22,533,449           23,426,238
    Energy                  -                   -               4,790,522                 -
    Metals             1,788,579           3,100,766            8,506,013            3,974,356
                   --------------     ---------------     ----------------      ---------------

                     $29,787,109         $16,442,358         $278,667,433          $91,347,059
                   ==============     ===============     ================      ===============

    Substantially all of the Partnership's derivative instruments outstanding as of December 31, 1996, expire within one year.

    The contract/notional value of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1996 and 1995 were as follows:

                                            1996                                               1995
                        -------------------------------------------        ---------------------------------------------
                           Commitment to           Commitment to              Commitment to             Commitment to
                        Purchase (Futures,        Sell (Futures,           Purchase (Futures,          Sell (Futures,
                        Options & Forwards)     Options & Forwards)        Options & Forwards)       Options & Forwards)
                        ----------------        -------------------        ----------------          -------------------
       Exchange Traded      $23,668,984            $ 7,277,636                $253,233,552               $ 67,844,388
       Non-
        Exchange-Traded       6,118,125              9,164,722                  25,433,881                 23,502,671
                          --------------         ------------------         ---------------          --------------------

                            $29,787,109            $16,442,358                $278,667,433                $91,347,059
                          ==============         ==================         ===============          ====================

    The average fair value of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1996 and 1995 were as follows:

                                       1996                                      1995
                     ----------------------------------------      ----------------------------------------
                        Commitment to        Commitment to           Commitment to         Commitment to
                     Purchase (Futures,     Sell (Futures,         Purchase (Futures,      Sell (Futures,
                     Options & Forwards)  Options & Forwards)      Options & Forwards)   Options & Forwar
                     -------------------  -------------------      -------------------   ------------------
    Interest Rate
      and Stock
      Indices            $122,569,950         $56,764,487              $180,800,308            $20,386,155
    Commodities             5,564,897           1,483,611                 7,173,549              1,204,905
    Currencies             28,363,350          29,061,432                34,970,478             31,883,215
    Energy                  2,652,894              41,980                 1,605,552                528,913
    Metals                 10,444,937           6,273,290                 8,842,427              5,677,989
                      ----------------     ---------------          ----------------        ---------------

                         $169,596,028         $93,624,800              $233,392,314            $59,681,177
                      ================     ===============          ================        ===============

    A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

    Credit Risk
    -----------

    The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

    The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized gain, if any, included on the Statements of Financial Condition. The Partnership also has credit risk because the sole counterparty or broker with respect to most of the Partnership's assets is MLF.

    As of December 31, 1996 and 1995, $13,229,366 and $18,809,783 of the
    Partnership's assets, respectively, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

    The gross unrealized profit and the net unrealized profit (loss) on the Partnership's open derivative instrument positions as of December 31, 1996 and 1995 were as follows:

                                          1996                                       1995
                       ---------------------------------------    ----------------------------------------
                          Gross Unrealized     Net Unrealized       Gross Unrealized       Net Unrealized
                              Profit            Profit (Loss)            Profit             Profit (Loss)
                          --------------     ---------------      ------------------     -----------------
       Exchange                $157,089            $154,714              $1,852,088           $1,527,947
        Traded
       Non-
        Exchange-
        Traded                  119,573               8,988                 160,590               (5,372)
                          --------------     ---------------      ------------------     -----------------

                               $276,662            $163,702              $2,012,678           $1,522,575
                          ==============     ===============      ==================     =================

    The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

    The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

7.  SUBSEQUENT EVENTS

    On January 2, 1997 the Partnership acquired an interest in ML Sjo Prospect L.L.C. (see Note 5 for a general description of investments).

    Effective February 1, 1997, the Partnership's brokerage commission percentage was reduced to .729 of 1% (an 8.75% annual rate) of the Partnership's month-end assets.

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                                James M. Bernard
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                           ML Futures Investments L.P.