Form 10-K405, Exhibit 13
period 1997-12-31
ML FUTURES INVESTMENTS LP
filed 1998-03-27
CIK 835666

                                                                   EXHIBIT 13.01


                          ML FUTURES INVESTMENTS L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)




                   Financial Statements for the years ended
                       December 31, 1997, 1996 and 1995
                       and Independent Auditors' Report

To:     The Limited Partners of ML FUTURES INVESTMENTS L.P.

ML Futures Investments L.P. (the "Fund" or "Partnership") ended its ninth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $225.17, representing an increase of 9.22% from the December 31, 1996 NAV per Unit of $206.16. During 1997, trading profits were generated in the currency, metals, interest rate and agriculture markets while losses were incurred in energy and stock index trading. (Trading results include that of the Advisors, as well as, the Trading LLCs (defined in Note 5 to the financial statements)).

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nio, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

In energy markets, a slump in crude oil prices was characteristic of its lackluster performance from the beginning of the year. Early in 1997, volatility returned in the energy markets, reflecting the impact of a winter significantly warmer than normal. By mid-year, the decline in prices reversed sharply as Saudi Arabia and Iran, together representing about 45% of OPEC's oil production, joined forces to pressure oil-producing nations to stay within OPEC production quotas. In December, financial and economic problems in Asia reduced demand for oil, and in combination with ample supplies, resulted in crude oil prices declining once again.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

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


TABLE OF CONTENTS
----------------------------------------------------

                                                Page
                                                ----

INDEPENDENT AUDITORS' REPORT                       1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1997, 1996 AND 1995:

  Statements of Financial Condition                2

  Statements of Income                             3

  Statements of Changes in Partners' Capital       4

  Notes to Financial Statements                 5-12

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996, and the related statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 1997 and 1996, and the results of its operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                 1997           1996
                                                             -----------     -----------
ASSETS

Accrued interest (Note 2)                                    $    45,161     $    60,983
Equity in commodity futures trading accounts:
  Cash and option premiums                                     9,749,760      17,891,525
  Net unrealized profit on open contracts                        550,739         163,702
Investments (Note 5)                                          14,266,512       7,519,322
Receivable from investments (Note 5)                             299,255          50,934
Other receivable                                                  51,715               -
                                                             -----------     -----------

      TOTAL                                                  $24,963,142     $25,686,466
                                                             ===========     ===========

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Redemptions payable                                            498,752         170,082
  Brokerage commissions payable (Note 2)                          76,811         145,228
  Administrative fees payable (Note 2)                             2,174           3,773
  Profit Shares payable (Note 3)                                       -          92,397
                                                             -----------     -----------

    Total liabilities                                            577,737         411,480
                                                             -----------     -----------

PARTNERS' CAPITAL:
  General Partner (1,787 Units and 1,787 Units)                  402,372         368,402
  Limited Partners (106,509 Units and 120,810 Units)          23,983,033      24,906,584
                                                             -----------     -----------

    Total partners' capital                                   24,385,405      25,274,986
                                                             -----------     -----------

      TOTAL                                                  $24,963,142     $25,686,466
                                                             ===========     ===========

NET ASSET VALUE PER UNIT
 (Based on 108,296 and 122,597 Units outstanding)                $225.17         $206.16
                                                             ===========     ===========

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                                           1997               1996                1995
                                     ----------------   ----------------    ----------------
REVENUES:
 Trading profit (loss)
  Realized                             $    1,195,296     $    4,233,931      $    5,778,268
  Change in unrealized                        387,037         (1,358,873)           (569,416)
                                     ----------------   ----------------    ----------------

    Total trading results                   1,582,333          2,875,058           5,208,852

Interest income (Note 2)                      537,761          1,097,560           1,423,730
                                     ----------------   ----------------    ----------------

    Total revenues                          2,120,094          3,972,618           6,632,582
                                     ----------------   ----------------    ----------------

EXPENSES:
 Profit Shares (Note 3)                       115,595            194,674             412,897
 Brokerage commissions (Note 2)               922,012          2,422,074           2,942,578
 Administrative fees (Note 2)                  26,159             62,103                   -
                                     ----------------   ----------------    ----------------

    Total expenses                          1,063,766          2,678,851           3,355,475
                                     ----------------   ----------------    ----------------

INCOME FROM INVESTMENTS (Note 5)            1,181,613             83,713                   -
                                     ----------------   ----------------    ----------------

NET INCOME                             $    2,237,941     $    1,377,480      $    3,277,107
                                     ================   ================    ================

NET INCOME PER UNIT OF
 PARTNERSHIP INTEREST:
 Weighted average number of Units
  outstanding (Note 4)                        116,746            134,302             156,675
                                     ================   ================    ================

Net income per weighted average
 General Partner and Limited
 Partner Unit                          $        19.17     $        10.26      $        20.92
                                     ================   ================    ================

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                                                 Limited            General
                               Units            Partners            Partner              Total
                            ---------       --------------       -----------       --------------
 PARTNERS' CAPITAL,
  DECEMBER 31, 1994           168,218          $28,947,888          $353,061          $29,300,949

 Redemptions                  (25,396)          (4,721,921)          (44,398)          (4,766,319)

 Net income                         -            3,237,798            39,309            3,277,107
                            ---------       --------------       -----------       --------------

 PARTNERS' CAPITAL,
  DECEMBER 31, 1995           142,822           27,463,765           347,972           27,811,737

 Redemptions                  (20,225)          (3,914,231)                -           (3,914,231)

 Net income                         -            1,357,050            20,430            1,377,480
                            ---------       --------------       -----------       --------------

 PARTNERS' CAPITAL,
  DECEMBER 31, 1996           122,597           24,906,584           368,402           25,274,986

 Redemptions                  (14,301)          (3,127,522)                -           (3,127,522)

 Net income                         -            2,203,971            33,970            2,237,941
                            ---------       --------------       -----------       --------------

 PARTNERS' CAPITAL,
  DECEMBER 31, 1997           108,296          $23,983,033          $402,372          $24,385,405
                            =========       ==============       ===========       ==============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization
  ------------

  ML Futures Investments L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

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

  Revenue Recognition
  -------------------

  Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

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

  Distributions
  -------------

  The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

  Redemptions
  -----------

  A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

   Dissolution of the Partnership
   ------------------------------

   The Partnership will terminate on December 31, 2008, or at an earlier date if certain conditions occur, as well as under certain other circumstances, as set forth in the Limited Partnership Agreement.

2. RELATED PARTY TRANSACTIONS

   The Partnership's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such cash.

   Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

   The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $1,143,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

   The Partnership paid brokerage commissions to MLF at a flat monthly rate equal to .833 of 1% (a 10% annual rate) of the Partnership's month-end assets. Effective January 1, 1996, the percentage was reduced to .813 of 1% (a 9.75% annual rate) of the Partnership's month-end assets and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets (this recharacterization had no economic effect on the Partnership). Effective February 1, 1997, the Partnership's brokerage commission percentage was reduced to .729 of 1% (an 8.75% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

  The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1997, 1996 and 1995, was approximately $116, $89 and $119, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

  MLF pays the Advisors annual Consulting Fees ranging up to 2% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

  The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

  In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

  The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

3. AGREEMENTS

  The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain Partnership trading policies and to certain rights reserved by MLIP.

  In the case of the Trading LLCs, as defined in Note 5, each Trading LLC entered into an Advisory Agreement with an Advisor.

  Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year, will be paid by the Partnership to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

4. WEIGHTED AVERAGE UNITS

  The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5. INVESTMENTS

  The Partnership places assets under the management of certain of the Advisors not through opening managed accounts with them but rather through investing in private limited liability companies ("Trading LLCs") sponsored by MLIP. The only members of the Trading LLCs are commodity pools sponsored by MLIP. Each Trading LLC trades under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through investing in a Trading LLC rather than a managed account has no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

  The investments are reflected in the financial statements at fair value based upon the Partnership's interest in the Trading LLCs. Fair value is equal to the market value of the net assets of the Trading LLCs. The resulting difference between cost and fair value is reflected on the Statements of Income as income or loss from investments.

  As of December 31, 1997 and 1996 the Partnership had investments in the ML Chesapeake Diversified L.L.C. ("Chesapeake LLC") and ML Sjo Prospect L.L.C ("SJO LLC") as follows:



                                 1997                 1996
                          -----------------    -----------------

        Chesapeake LLC     $      7,176,214     $      7,519,322

        SJO LLC                   7,090,298                    -
                          -----------------    -----------------
        Total              $     14,266,512     $      7,519,322
                          =================    =================


  Total revenues and fees with respect to such investments are set forth as follows:

For the year ended       Total                  Brokerage               Administrative              Profit             Income from
December 31, 1997       Revenue                Commissions                   Fees                   Shares             Investments

   Chesapeake LLC        $1,391,741              $  667,808                      $18,896            $142,849             $  562,188
   SJO LLC                1,376,159                 661,885                       18,730              76,119                619,425
                 ------------------       -----------------       ----------------------       -------------       ----------------
   Total                 $2,767,900              $1,329,693                      $37,626            $218,968             $1,181,613
                 ==================       =================       ======================       =============       ================

For the year ended      Total                  Brokerage               Administrative              Profit             Income from
December 31, 1996      Revenue                Commissions                   Fees                   Shares              Investment
   Chesapeake LLC        $  222,948              $  130,335                      $ 3,342            $  5,558             $   83,713
                 ==================       =================       ======================       =============       ================

  Condensed statements of financial condition as of December 31, 1997 and 1996 and statements of income for the periods ended December 31, 1997 and 1996 for Chesapeake LLC and SJO LLC are set forth as follows:

                                        1997                          1996
                      --------------------------------------   --------------------
                            Chesapeake             SJO               Chesapeake
                               LLC                 LLC                  LLC
                      ---------------------   --------------   --------------------
 Assets                  $      17,195,182       $21,240,207     $       21,273,568
                      =====================   ==============   ====================

 Liabilities             $         704,681    $    2,058,617     $          579,289
 Members' Capital               16,490,501        19,181,590             20,694,279
                      ---------------------   --------------   --------------------

 Total                   $      17,195,182    $   21,240,207     $       21,273,568
                      =====================   ==============   ====================

 Revenues                $       3,480,490    $    3,903,267     $          608,594

 Expenses                        2,055,125         2,144,078                382,949
                      ---------------------   --------------   --------------------

 Net Income              $       1,425,365    $    1,759,189     $          225,645
                      =====================   ==============   ====================

6. FAIR VALUE AND OFF-BALANCE SHEET RISK

   The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:

                                                        Total Trading Results
                                     ------------------------------------------------------------------------
                                            1997                        1996                       1995
                                     -----------------         ---------------------       ------------------
Interest Rates and Stock Indices       $      (537,115)          $         2,081,406         $      5,512,504
Commodities                                     58,137                      (242,177)                  37,644
Currencies                                   1,536,465                       774,656                  689,813
Energy                                        (136,640)                    1,271,994                  452,971
Metals                                         661,486                    (1,010,821)              (1,484,080)
                                     -----------------         ---------------------        -----------------
                                       $     1,582,333           $       $ 2,875,058         $      5,208,852
                                     =================         =====================        =================

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

   The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership, calculating the Net Asset Value of their respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations--both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection with the market risk controls being applied by the Advisors themselves.

   Fair Value
   ----------

   The derivative instruments traded by the Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Income.

   The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                         1997                                                 1996
                    ---------------------------------------------        -----------------------------------------------
                        Commitment to             Commitment to              Commitment to               Commitment to
                      Purchase (Futures,          Sell (Futures,           Purchase (Futures,           Sell (Futures,
                          Options &                 Options &                  Options &              Options & Forwards)
                          Forwards)                 Forwards)                  Forwards)
                    -------------------       -------------------        -------------------        --------------------
Interest Rates
 and Stock Indices   $       44,385,611        $       11,883,229         $       23,233,479         $         4,981,659
Commodities                           -                   570,095                    435,505                     167,947
Currencies                    2,030,107                14,234,764                  4,329,546                   8,191,986
Energy                                -                         -                          -                           -
Metals                        1,353,394                 1,703,304                  1,788,579                   3,100,766
                    -------------------       -------------------        -------------------        --------------------
                     $       47,769,112        $       28,391,392         $       29,787,109         $        16,442,358
                    ===================       ===================        ===================        ====================

  Substantially all of the Partnership's derivative instruments outstanding as of December 31, 1997, expire within one year.

  The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                             1997                                                      1996
                     ------------------------------------------------------- --------------------------------------------------
                            Commitment to               Commitment to               Commitment to              Commitment to
                          Purchase (Futures,           Sell (Futures,            Purchase (Futures,           Sell (Futures,
                         Options & Forwards)         Options & Forwards)         Options & Forwards)        Options & Forwards)
                      -----------------------    ------------------------    ------------------------   ------------------------
Exchange-
 Traded                 $          45,970,412      $           24,361,153      $           23,668,984                $ 7,277,636
Non-Exchange-
 Traded                             1,798,700                   4,030,239                   6,118,125                  9,164,722
                      -----------------------    ------------------------    ------------------------   ------------------------
                        $          47,769,112      $           28,391,392      $           29,787,109                $16,442,358
                      =======================    ========================    ========================   ========================

  The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:

                                        1997                                               1996
                     --------------------------------------------       ------------------------------------------
                         Commitment to                                     Commitment to
                           Purchase                Commitment to              Purchase              Commitment to
                           (Futures,              Sell (Futures,             (Futures,             Sell (Futures,
                           Options &                 Options &               Options &                Options &
                           Forwards)                 Forwards)               Forwards)                Forwards)
                     ------------------        ------------------       -----------------       ------------------
 Interest Rates        $     23,451,890           $   $30,553,601         $   122,569,950          $    56,764,487
  and Stock Indices
 Commodities                  1,662,055                   398,620               5,564,897                1,483,611
 Currencies                   9,044,965                14,258,465              28,363,350               29,061,432
 Energy                         866,145                   841,680               2,652,894                   41,980
 Metals                       5,754,718                 2,949,551              10,444,937                6,273,290
                     ------------------        ------------------       -----------------       ------------------
                       $     40,779,773           $    49,001,917         $   169,596,028          $    93,624,800
                     ==================        ==================       =================       ==================

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

  The gross unrealized profit and the net unrealized profit on the Partnership's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                 1997                                      1996
                -----------------------------------      ---------------------------------------
                      Gross                 Net            Gross Unrealized             Net
                    Unrealized          Unrealized              Profit               Unrealized
                      Profit              Profit                                       Profit
                ----------------      -------------      -------------------      --------------
Exchange
 Traded           $      552,949        $   481,945        $         157,089        $    154,714
Non-Exchange
 Traded                  101,308             68,794                  119,573               8,988
                ----------------      -------------      -------------------      --------------
                  $      654,257        $   550,739        $         276,662        $    163,702
                ================      =============      ===================      ==============


  The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

  The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                          /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                          ML Futures Investments L.P.