Form 10-K405, Exhibit 13
period 1998-12-31
ML FUTURES INVESTMENTS LP
filed 1999-03-26
CIK 835666

                          ML FUTURES INVESTMENTS L.P.
                          (A Delaware Limited Partnership)


                          Financial Statements for the years ended
                          December 31, 1998, 1997 and 1996
                          and Independent Auditors' Report




[LOGO] MERRILL LYNCH

To:  The Limited Partners of ML Futures Investments L.P.

ML Futures Investments L.P. (the "Fund" or the "Partnership") ended its tenth fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $240.86, representing an increase of 6.97% from the December 31, 1997 NAV per Unit of $225.17. During 1998, trading profits were generated in the interest rate, stock index, energy, currency and agriculture markets while losses were incurred in metals trading.

Global interest rate markets provided the Fund with its most profitable positions for the first quarter, particularly in European bonds where an extended bond market rally continued despite an environment of robust growth in the United States, Canada and the United Kingdom, as well as a strong pick-up in growth in continental Europe. In the second quarter, swings in the U.S. dollar and developments in Japan affected bond markets, causing the Fund's interest rate trading to result in losses. This was turned around in the third quarter, as markets worldwide were turned upside down and the Fund's non-correlation with general equity and debt markets was strongly exhibited, and trading was particularly profitable in positions in Eurodollars, German and Japanese bonds, and U.S. Treasury notes and bonds. Global investors staged a major flight to quality, resulting in a significant widening of credit spreads on a global basis. In October, investors pushed the yields on U.S. Treasury bonds to a 31-year low. The long bond yield fell about 75 basis points in 1998 as the world economy slowed more than expected, inflation continued to fall, the anticipated small U.S. budget deficit turned into substantial surplus, and the Federal Reserve lowered interest rates.

Trading results in stock index markets were mixed in early 1998, despite a strong first-quarter performance by the U.S. equity market as several consecutive weekly gains were recorded with most market averages setting new highs. Second quarter results were profitable as the Asia-Pacific region's equity markets weakened across the board. In particular, Hong Kong's Hang Seng index trended downward during most of the second quarter and traded at a three-year low. As U.S. equity markets declined in July and August, the Fund profited from short positions in the S&P 500, most notably during August, when the index dropped 14.5%. Volatility in September made for a difficult trading environment in the stock index sector, and the Fund incurred modest losses, although results remained profitable for the quarter and the year overall in these markets.

In energy markets, demand for crude oil in the Middle East was affected by low oil prices early in the year, and trading resulted in losses. Initially buoyed on concerns about a U.S.-led military strike against Iraq, crude oil fell to a nine-year low, as the globally warm winter, the return of Iraq as a producer and the Asian economic crisis added to PEC's supply glut problems. Despite production cuts initiated by OPEC at the end of March, world oil supplies remained excessive and oil prices stood at relatively low levels throughout the first half of 1998. Short heating oil positions in the third quarter proved profitable for the Fund as the market for heating oil prices dropped to its lowest level in more than a decade. In early December, oil and natural gas prices dropped sharply, causing continued problems for many emerging market countries that depend on commodity exports for economic growth and government financing. These price pressures were mainly due to excessive supply availability and near-term weather indications that inventories would remain at more than adequate levels even in the event of a cold Northern Hemisphere winter. Also, the December U.S. air attack on Iraq failed to cause any damage to oil pumping and shipping operations, and oil prices fell over 10%.

In currency markets, results early in the year were mixed, but unprofitable. During the second quarter, strong gains were realized in positions in the Japanese yen, which weakened during June to an eight-year low versus the U.S. dollar. Significant gains from Japanese yen trading continued into the third quarter, and Japan's problems spread to other sectors of the global economy, causing commodities prices to decline as demand from the Asian economies weakened. Japan's deepening recession and credit crunch continued through the fourth quarter, and the Fund achieved gains from long yen positions.

In agricultural commodity markets, 1998 began with strong gains as live cattle and hog prices trended downward throughout the first quarter. In the second quarter, although the U.S. soybean crop got off to a good start which contributed to higher yield expectations and a more burdensome supply outlook, soybean prices traded in a volatile pattern. Sugar futures maintained mostly a downtrend, as no major buyers emerged to support the market. Similarly, coffee prices trended downward, as good weather conditions in Central America and Mexico increased the prospects of more output from these countries. The third quarter resulted in losses as the U.S. soybean crop increased relative to the USDA's production estimate as a result of timely rains, which contributed to lower prices. These losses continued into the fourth quarter as the Fund was caught on the short side of the soybean complex, as the soybean supply surplus became more manageable following the November 10th USDA reports, causing prices to gain upward momentum.

Gold prices began the year drifting sideways, and continued to weaken following news in the second quarter of a European Central Bank consensus that ten to fifteen percent of reserves should be made up of gold bullion, which was at the low end of expectations. Gold was unable to extend third quarter rallies or to build any significant upside momentum, resulting in a trendless environment. This was also the case in the fourth quarter, as gold's cost of production declined. Also, silver markets remained range-bound, while also experiencing a significant selloff in November, and aluminum traded at its lowest levels since 1994, with many aluminum smelters operating at a loss.

Despite a year of unprecedented volatility in key global markets, we were pleased with the Fund's ability to generate a profit by trading both the long and short side of a variety of markets, demonstrating its value as an element of diversification in an investor's portfolio. We look forward to 1999 and the opportunities it may present.

                               Sincerely,
                               John R. Frawley, Jr.
                               President
                               Merrill Lynch Investment Partners Inc.
                              (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
-----------------------------------------------------------------------------


                                                                        Page
                                                                       -----
INDEPENDENT AUDITORS' REPORT                                             1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1998, 1997 AND 1996:

  Statements of Financial Condition                                      2

  Statements of Income                                                   3

  Statements of Changes in Partners' Capital                             4

  Notes to Financial Statements                                       5-13

INDEPENDENT AUDITORS' REPORT
----------------------------


To the Partners of
ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (the "Partnership") as of December 31, 1998 and 1997, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 1998 and 1997, and the results of its operations for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------

                                                                  1998                 1997
                                                              ------------       -------------
ASSETS
Equity in commodity futures trading accounts:
  Cash and option premiums (Note 1)                           $     -            $  9,749,760
  Net unrealized profit on open contracts (Note 1)                  -                 550,739
Accrued interest (Note 2)                                           -                  45,161
Investments (Note 5)                                           21,027,263          14,266,512
Receivable from investments (Note 5)                              116,083             299,255
Other receivable                                                    -                  51,715
                                                              ------------       -------------
       TOTAL                                                  $21,143,346        $ 24,963,142
                                                              ============       =============
LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 2)                      $     -                $ 76,811
  Administrative fees payable (Note 2)                              -                   2,174
  Redemptions payable                                             116,083             498,752
                                                              ------------       -------------
     Total liabilities                                            116,083             577,737
                                                              ============       =============
PARTNERS' CAPITAL:
  General Partner (1,027 Units and 1,787 Units)                   247,344             402,372
  Limited Partners (86,275 Units and 106,509 Units)            20,779,919          23,983,033
                                                              ------------       -------------
     Total partners' capital                                   21,027,263          24,385,405
                                                              ------------       -------------
       TOTAL                                                  $21,143,346        $ 24,963,142
                                                              ============       =============
NET ASSET VALUE PER UNIT
(Based on 87,302 and 108,296 Units outstanding)               $    240.86        $     225.17
                                                              ============       =============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
 (A Delaware Limited Partnership)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
-------------------------------------------------------------------------------

                                                            1998          1997          1996
                                                         ------------ ------------- -------------
REVENUES:
 Trading (loss) profit:
  Realized (Note 1)                                     $ (254,925)   $ 1,195,296   $ 4,233,931
  Change in unrealized (Note 1)                           (550,739)       387,037    (1,358,873)
                                                        ------------- ------------- -------------
    Total trading results                                 (805,664)     1,582,333     2,875,058
Interest income (Note 2)                                   204,729        537,761     1,097,560
                                                        ------------- ------------- -------------
    Total revenues                                        (600,935)     2,120,094     3,972,618
                                                        ------------- ------------- -------------
EXPENSES:
 Brokerage commissions (Note 2)                            351,493        922,012     2,422,074
 Profit Shares (Note 3)                                       -           115,595       194,674
 Administrative fees (Note 2)                               10,043         26,159        62,103
                                                        ------------- ------------- -------------
    Total expenses                                         361,536      1,063,766     2,678,851
                                                        ------------- ------------- -------------
INCOME FROM INVESTMENTS (Note 5)                         2,470,236      1,181,613        83,713
                                                        ------------- ------------- -------------
NET INCOME                                              $1,507,765    $ 2,237,941   $ 1,377,480
                                                        ============= ============= =============
NET INCOME PER UNIT:
 Weighted average number of General Partner
  and Limited Partner Units outstanding (Note 4)            98,445        116,746       134,302
                                                        ============= ============= =============
 Net income per weighted average
  General Partner and Limited
  Partner Unit                                          $    15.32        $ 19.17       $ 10.26
                                                        ============= ============= =============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
 (A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
-------------------------------------------------------------------------------

                                   Units     Limited Partners    General Partner      Total
                                 --------  ------------------  ------------------ --------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1995               142,822    $  27,463,765          $ 347,972       $ 27,811,737
Redemptions                      (20,225)      (3,914,231)              -            (3,914,231)
Net income                          -           1,357,050             20,430          1,377,480
                                 --------  ------------------  ------------------ --------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1996               122,597       24,906,584            368,402         25,274,986
Redemptions                      (14,301)      (3,127,522)              -            (3,127,522)
Net income                          -           2,203,971             33,970          2,237,941
                                 --------  ------------------  ------------------ --------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1997               108,296       23,983,033            402,372         24,385,405
Redemptions                      (20,994)      (4,696,656)          (169,251)        (4,865,907)
Net income                          -           1,493,542             14,223          1,507,765
                                 --------  ------------------  ------------------ --------------
PARTNERS' CAPITAL,
 DECEMBER 31, 1998                87,302    $  20,779,919          $ 247,344       $ 21,027,263
                                 ========  ==================  ================== ==============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------


NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization
    ------------

ML Futures Investments L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989. The Partnership engages (currently, through an investment in a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is the Partnership's commodity broker. A portion of the Partnership's assets is held by a commodity broker, other than MLF, to facilitate the trading of a certain independent advisor, subject to an arrangement recognized by the General Partner. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIP allocate their assets to a number of the same independent advisors (the "Advisors" or the "Trading Advisors"). However, because different Multi-Advisor Funds had historically allocated assets to slightly different Advisor groups, the Multi-Advisor Funds often were required to open and maintain individual trading accounts with each Advisor. MLIP consolidated the trading accounts of nine of its Multi-Advisor Funds (including the Partnership) as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio L.L.C. ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. MM LLC is managed by MLIP, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIP. MLIP, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC.

MLIP selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

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

Revenue Recognition
-------------------

Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized (loss) profit on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. (As a result of the investment in MM LLC, there were no open contracts as of December 31, 1998.)

Foreign Currency Transactions
------------------------------

The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

Operating Expenses
------------------

MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF by the Partnership.

Income Taxes
------------

No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

Distributions
--------------

The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1998.

Redemptions
-----------

A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

Dissolution of the Partnership
------------------------------

The Partnership will terminate on December 31, 2008 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

Recently Issued Accounting Pronouncements
-----------------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2.  RELATED PARTY TRANSACTIONS

The majority of the Partnership's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

The General Partner determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account have been credited as their response forms are processed. The total amount of the adjustment was approximately $1,143,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner determined that interest was calculated appropriately since November 1996.

Prior to January 1, 1996, the Partnership paid brokerage commissions to MLF at a flat monthly rate equal to .833 of 1% (a 10% annual rate) of the Partnership's month-end assets. Effective January 1, 1996, the percentage was reduced to .813 of 1% (a 9.75% annual rate) of the Partnership's month-end assets and the Partnership began to pay MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets (this recharacterization had no economic effect on the Partnership). Effective February 1, 1997, the Partnership's brokerage commission percentage was reduced to .729 of 1% (an 8.75% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

The General Partner estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1998, 1997 and 1996, was approximately $68, $116 and $89, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLF pays the Advisors annual Consulting Fees ranging up to 2% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

Many of the Partnership's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Partnership. The General Partner anticipates that some of the Partnership's foreign currency trades will be executed through MLIB, an affiliate of the General Partner. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

In its exchange of futures for physical ("EFP") trading, the Partnership acquires cash currency positions through banks and dealers, including Merrill Lynch. The Partnership pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

3. AGREEMENTS

Pursuant to the Advisory Agreements among the Advisors, the Partnership and MLIP, the Advisors determined the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Partnership, subject to certain rights reserved by the General Partner. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership.

In the case of the Trading LLCs, as defined in Note 5, the Trading LLCs entered into the Advisory Agreements with the Advisors.

In the case of MM LLC, as defined in Note 1, MM LLC has entered into the current Advisory Agreements with the Advisors.

Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, were paid by the Partnership or the Trading LLCs and are currently paid by MM LLC to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

4.  WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1998, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

5.  INVESTMENTS

Prior to investing in MM LLC, the Partnership placed assets under the management of certain of the Advisors by investing in private limited liability companies ("Trading LLCs") formed by the General Partner. The only members of the Trading LLCs were commodity pools sponsored by the General Partner. Each Trading LLC traded under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through a Trading LLC rather than a managed account had no economic effect on the Partnership, except to the extent that the Partnership benefited from the Advisor not having to allocate trades among a number of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

The investments in Trading LLCs and MM LLC are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC and MM LLC. Fair value is equal to the market value of the net assets of the Trading LLCs and of MM LLC. The resulting difference between cost and fair value is reflected on the Statements of Income as income from investments.

As of December 31, 1998, the Partnership had an investment in MM LLC and as of December 31, 1997, the Partnership had investments in the ML Chesapeake Diversified L.L.C. ("Chesapeake LLC") and ML Sjo Prospect L.L.C ("SJO LLC") as follows:

                           1998           1997
                     ------------- --------------
Chesapeake LLC       $      -       $  7,176,214
SJO LLC                     -          7,090,298
MM LLC                 21,027,263           -
                     ------------- --------------
Total                $ 21,027,263   $ 14,266,512
                     ============= ==============

During the second quarter of 1998, the Partnership withdrew its investments in Chesapeake LLC and SJO LLC.

Total revenues and fees with respect to such investments are set forth as follows:


For the year ended       Total           Brokerage        Administrative         Profit          Income from
December 31, 1998       Revenues        Commissions           Fees               Shares          Investments
------------------      --------        -----------       --------------         -------         -----------
Chesapeake LLC         $  870,027        $  270,589         $    7,731          $ 118,361        $  473,346
SJO LLC                   550,784           260,867              7,453             31,223           251,241
MM LLC                  3,441,159         1,137,668             32,505            525,337         1,745,649
                       ----------        ----------         ----------          ---------        ----------
Total                  $4,861,970        $1,669,124         $   47,689          $ 674,921        $2,470,236
                       ==========        ==========         ==========          =========        ==========


For the year ended       Total           Brokerage       Administrative          Profit          Income from
December 31, 1997       Revenues        Commissions          Fees                Shares          Investments
------------------      --------        -----------      --------------          -------         -----------
Chesapeake LLC         $1,391,741       $  667,808          $ 18,896            $ 142,849        $ 562,188
SJO LLC                 1,376,159          661,885            18,730               76,119          619,425
                       ----------       ----------          --------            ---------        ----------
Total                  $2,767,900       $1,329,693          $ 37,626            $ 218,968        $1,181,613
                       ==========       ==========          ========            =========        ==========


For the year ended       Total           Brokerage       Administrative          Profit          Income from
December 31, 1996       Revenues        Commissions          Fees                Shares          Investments
------------------      --------        -----------      --------------          -------         -----------
Chesapeake LLC         $ 222,948        $ 130,335           $ 3,342             $ 5,558          $ 83,713
                       ==========       ===========         ==========          =========        ==========

Condensed statements of financial condition and statements of income for MM LLC, Chesapeake LLC and SJO LLC are set forth as follows:

                                MM                           Chesapeake                 SJO                   Chesapeake
                                LLC                             LLC                     LLC                       LLC
                        December 31, 1998               December 31, 1997       December 31, 1997
                        -----------------               -----------------       -----------------
Assets                    $ 125,332,558                    $ 17,195,182           $ 21,240,207
                        =================               =================       =================

Liabilities               $   4,949,082                    $    704,681           $  2,058,617
Members' Capital            120,383,476                      16,490,501             19,181,590
                        -----------------               -----------------       -----------------

Total                     $ 125,332,558                    $ 17,195,182           $ 21,240,207
                        =================               =================       =================


                        For the period from                                     For the period from             For the period from
                        June 1, 1998 to                 For the year ended      January 2, 1997 to              November 1, 1996 to
                        December 31, 1998               December 31, 1997       December 31, 1997               December 31, 1996
                        -------------------             ------------------      --------------------            --------------------
Revenues                $     19,255,343                  $     3,480,491         $    3,903,268                    $    608,594

Expenses                       9,491,842                        2,055,126              2,144,078                         382,949
                        -------------------             ------------------      --------------------            --------------------

Net Income              $      9,763,501                  $     1,425,365         $    1,759,190                    $    225,645
                        ===================             ==================      ====================            ====================

6. FAIR VALUE AND OFF-BALANCE SHEET RISK

   As of June 1, 1998, the Partnership invested all of its assets in MM LLC. Accordingly, the Partnership is invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. Consequently, no such positions subsequent to May 31, 1998 are reflected in these financial statements or in this Note 6.

   The Partnership traded futures, options on futures, forwards and options on forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the period from January 1, 1998 to May 31, 1998 and for the years ended December 31, 1997 and 1996 (during 1998, 1997 and 1996, a portion of the Partnership's trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows:

                                                Total Trading Results
                                     -----------------------------------------
                                        1998            1997            1996
                                     ----------    -------------    ----------
Interest Rates and Stock Indices     $  151,114     $  (537,115)    $ 2,081,406
Commodities                             (38,478)         58,137        (242,177)
Currencies                             (610,635)      1,536,465         774,656
Energy                                  (12,000)       (136,640)      1,271,994
Metals                                 (295,665)        661,486      (1,010,821)
                                     -----------   -------------    -----------
                                     $ (805,664)    $ 1,582,333     $ 2,875,058
                                     ===========   =============    ===========

Market Risk
-----------

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in Trading LLCs and in MM LLC, the net unrealized profit as reflected in the respective Statements of Financial Condition of the Trading LLCs and MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, the Trading LLCs and currently MM LLC, as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

The General Partner has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership or MM LLC, calculating the Net Asset Value of their respective Partnership accounts and Trading LLC accounts or currently MM LLC accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection with the market risk controls being applied by the Advisors themselves.

Fair Value
----------

The derivative instruments traded by the Partnership were marked to market daily with the resulting net unrealized profit recorded in the Statements of Financial Condition and the related (loss) profit reflected in trading results in the Statements of Income.

The contract/notional values of open contracts as of December 31, 1997 were as follows (there were no open contracts as of December 31, 1998):


                                          1997
                      ---------------------------------------------
                        Commitment to              Commitment to
                      Purchase (Futures,           Sell (Futures,
                      Options & Fowards)          Options & Fowards)
                      -----------------           -----------------

  Interest Rates
    and Stock Indices   $  44,385,611              $  11,883,229
  Commodities                  -                         570,095
  Currencies                2,030,107                 14,234,764
  Energy                       -                          -
  Metals                    1,353,394                  1,703,304
                      -----------------           -----------------
                        $  47,769,112              $  28,391,392
                      =================           =================

All of the Partnership's derivative instruments outstanding as of December 31, 1997 expired within one year.

The contract/notional values of the Partnership's open exchange-traded and open non-exchange-traded derivative instrument positions as of December 31, 1997 were as follows (there were no open derivative instrument positions as of December 31, 1998):

                                                    1997
                                -------------------------------------------
                                  Commitment to           Commitment to
                                Purchase (Futures,        Sell (Futures,
                                Options & Forwards)     Options & Forwards)
                                -------------------     -------------------
Exchange-
 Traded                           $  45,970,412             $ 24,361,153
Non-Exchange-
 Traded                               1,798,700                4,030,239
                                -------------------     -------------------
                                  $  47,769,112             $ 28,391,392
                                ===================     ===================

The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the period from January 1, 1998 to May 31, 1998 and for the year ended December 31, 1997 (during 1998 and 1997, a portion of the Partnership's trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows:

                                                        1998                                            1997
                                        ---------------------------------------        -----------------------------------------
                                           Commitment to      Commitment to              Commitment to         Commitment to
                                         Purchase (Futures,   Sell (Futures,            Purchase (Futures,      Sell (Futures,
                                        Options & Forwards)  Options & Forwards)       Options & Forwards)    Options & Forwards)
                                        -------------------  -------------------       -------------------    -------------------
Interest Rates
 and Stock Indices                         $ 31,221,962         $ 14,105,150               $ 23,451,890         $ 30,553,601
Commodities                                     387,145              698,773                  1,662,055              398,620
Currencies                                    9,834,786            9,514,085                  9,044,965           14,258,465
Energy                                          -                    -                          866,145              841,680
Metals                                        2,080,315            1,197,239                  5,754,718            2,949,551
                                        -------------------  -------------------       -------------------    -------------------
                                           $ 43,524,208         $ 25,515,247               $ 40,779,773         $ 49,001,917
                                        ===================  ===================       ===================    ===================

A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

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

The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit included on the Statements of Financial Condition.

The gross unrealized profit and the net unrealized profit on the Partnership's open derivative instrument positions as of December 31, 1997 (as of December 31, 1997, a portion of the Partnership trading was done through Trading LLCs and is not, accordingly, reflected below) were as follows (there were no open derivative instrument positions as of December 31, 1998):


                                         1997
                       -----------------------------------------
                        Gross Unrealized         Net Unrealized
                             Profit                  Profit
                       -----------------         ---------------
      Exchange
       Traded              $  552,949              $   481,945
      Non-Exchange
       Traded                 101,308                   68,794
                       -----------------         ---------------
                           $  654,257              $   550,739
                       =================         ===============



The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables were offset and reported as a net receivable or payable.


                   *   *   *   *   *   *   *   *   *   *   *

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                            /s/ Jo Ann Di Dario

                                Jo Ann Di Dario
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                          ML Futures Investments L.P.