Form 10-K405, Exhibit 13
period 1999-12-31
ML FUTURES INVESTMENTS LP
filed 2000-03-30
CIK 835666

                                                                   Exhibit 13.01


                   ML FUTURES INVESTMENTS L.P.
                   (A Delaware Limited Partnership)


                   Financial Statements for the years ended December 31, 1999, 1998 and 1997 and Independent Auditors' Report








[LOGO] Merrill Lynch

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                                    Page
INDEPENDENT AUDITORS' REPORT                                                                          1

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997:

 Statements of Financial Condition                                                                    2

 Statements of Operations                                                                             3

 Statements of Changes in Partners' Capital                                                           4

 Notes to Financial Statements                                                                      5-11

INDEPENDENT AUDITORS' REPORT
----------------------------

To the Partners of ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (the "Partnership") as of December 31, 1999 and 1998, and the related statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 1999 and 1998, and the results of its operations and changes in partners' capital for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 2000

ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                                            1999                 1998
                                                                      -----------------    ------------------
ASSETS
Investments (Note 5)                                                      $ 17,051,954          $ 21,027,263
Receivable from investments (Note 5)                                           239,240               116,083
                                                                      -----------------    ------------------

            TOTAL                                                         $ 17,291,194          $ 21,143,346
                                                                      =================    ==================

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable                                                      $ 239,240             $ 116,083
                                                                      -----------------    ------------------

        Total liabilities                                                      239,240               116,083
                                                                      -----------------    ------------------

PARTNERS' CAPITAL:
    General Partner (1,027 Units and 1,027 Units)                              244,458               247,344
    Limited Partners (70,606 Units and 86,275 Units)                        16,807,496            20,779,919
                                                                      -----------------    ------------------

        Total partners' capital                                             17,051,954            21,027,263
                                                                      -----------------    ------------------

            TOTAL                                                         $ 17,291,194          $ 21,143,346
                                                                      =================    ==================

NET ASSET VALUE PER UNIT
   (Based on 71,633 and 87,302 Units outstanding)                             $ 238.05              $ 240.86
                                                                      =================    ==================

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
 (A Delaware Limited Partnership)
  ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                           1999                       1998                       1997
                                                    -------------------        -------------------         ------------------
REVENUES:
  Trading profit (loss):
    Realized (Note 1)                                              $ -                  $(254,925)               $ 1,195,296
    Change in unrealized (Note 1)                                    -                   (550,739)                   387,037
                                                    -------------------        -------------------         ------------------

        Total trading results                                        -                   (805,664)                 1,582,333

  Interest income (Note 2)                                           -                    204,729                    537,761
                                                    -------------------        -------------------         ------------------

        Total revenues                                               -                   (600,935)                 2,120,094
                                                    -------------------        -------------------         ------------------

EXPENSES:

  Brokerage commissions (Note 2)                                     -                    351,493                    922,012
  Profit Shares (Note 3)                                             -                          -                    115,595
  Administrative fees (Note 2)                                       -                     10,043                     26,159
                                                    -------------------        -------------------         ------------------

        Total expenses                                               -                    361,536                  1,063,766
                                                    -------------------        -------------------         ------------------

INCOME (LOSS) FROM INVESTMENTS (Note 5)                       (235,974)                 2,470,236                  1,181,613
                                                    -------------------        -------------------         ------------------

NET INCOME (LOSS)                                            $(235,974)               $ 1,507,765                $ 2,237,941
                                                    ===================        ===================         ==================

NET INCOME (LOSS) PER UNIT:

  Weighted average number of General Partner
    and Limited Partner Units outstanding (Note 4)              80,243                     98,445                    116,746
                                                    ===================        ===================         ==================

  Net income (loss) per weighted average
    General Partner and Limited
    Partner Unit                                               $ (2.94)                   $ 15.32                    $ 19.17
                                                    ===================        ===================         ==================

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
 (A Delaware Limited Partnership)
  ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                     Units               General Partner        Limited Partners           Total
                                  -------------       ------------------------------------------------------------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1996                    122,597             $ 368,402             $ 24,906,584              $ 25,274,986

Redemptions                            (14,301)                    -               (3,127,522)               (3,127,522)

Net income                                   -                33,970                2,203,971                 2,237,941
                                  -------------       ---------------       ------------------       -------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997                    108,296               402,372               23,983,033                24,385,405

Redemptions                            (20,994)             (169,251)              (4,696,656)               (4,865,907)

Net income                                   -                14,223                1,493,542                 1,507,765
                                  -------------       ---------------       ------------------       -------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1998                     87,302               247,344               20,779,919                21,027,263

Redemptions                            (15,669)                    -               (3,739,335)               (3,739,335)

Net loss                                     -                (2,886)                (233,088)                 (235,974)
                                  -------------       ---------------       ------------------       -------------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999                     71,633             $ 244,458             $ 16,807,496              $ 17,051,954
                                  =============       ===============       ==================       ===================

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
 (A Delaware Limited Partnership)
  ------------------------------

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization
      ------------

      ML Futures Investments L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989. The Partnership engages (currently, through an investment in a limited liability company (see below)) in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

      Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIP allocate their assets to a number of the same independent advisors (the "Advisors"). However, because different Multi-Advisor Funds had historically allocated assets to slightly different Advisor groups, the Multi-Advisor Funds often were required to open and maintain individual trading accounts with each Advisor. MLIP consolidated the trading accounts of nine of its Multi-Advisor Funds (including the Partnership) as of June 1, 1998. The consolidation was achieved by having these Multi-Advisor Funds close their existing trading accounts and invest in a limited liability company, ML Multi-Manager Portfolio L.L.C. ("MM LLC"), a Delaware limited liability company, which opened a single account with each Advisor selected. MM LLC is managed by MLIP, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership; therefore, the following notes relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIP. MLIP, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC.

      MLIP selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors. Merrill Lynch Futures Inc. ("MLF"), an affiliate of Merrill Lynch, is MM LLC's commodity broker.

      Estimates
      ---------

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition
      -------------------

      Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit
      (loss) on open contracts from one period to the next is reflected in Trading profit (loss): Change in unrealized in the Statements of Operations. (As a result of the investment in MM LLC, there were no open contracts as of December 31, 1999 and 1998.) See Note 5 for discussion of revenue recognition for the Partnership's investment in Trading LLC's and MM LLC.

      Foreign Currency Transactions
      -----------------------------

      The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar through MM LLC. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

      Operating Expenses
      ------------------

      MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives an administrative fee as well as a portion of the brokerage commissions paid to MLF, by the Partnership, through MM LLC.

      Income Taxes
      ------------

      No provision for income taxes has been made in these financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

      Distributions
      -------------

      The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1999.

      Redemptions
      -----------

      A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

      Dissolution of the Partnership
      ------------------------------

      The Partnership will terminate on December 31, 2008 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.    RELATED PARTY TRANSACTIONS

      The majority of the Partnership's U.S. dollar assets are maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Partnership through MM LLC with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership through MM LLC is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership through MM LLC, from possession of such assets.

      Merrill Lynch charges the Partnership, through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on MM LLC's non-U.S. dollar-denominated positions.

      Through its investment in MM LLC, the Partnership pays brokerage commissions to MLF at a flat monthly rate equal to .729 of 1% (an 8.75% annual rate) and pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

      Prior to the investment in MM LLC, MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1998 and 1997, was approximately $68 and $116, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

      MLF currently pays the Advisors annual Consulting Fees up to 1.75% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

3.    AGREEMENTS

      Pursuant to the Advisory Agreements among the Advisors, MM LLC and MLIP, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of MM LLC, subject to certain rights reserved by MLIP. The Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights.

      Profit Shares, currently ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by MM LLC (Trading LLC's prior to June 1, 1998) to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

4.    WEIGHTED AVERAGE UNITS

      The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 1999, 1998 and 1997 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

5.    INVESTMENTS

      Prior to investing in MM LLC, the Partnership placed assets under the management of certain of the Advisors by investing in private Limited Liability Companies ("Trading LLC's") formed by MLIP. The only members of the Trading LLCs were commodity pools sponsored by MLIP. Each Trading LLC traded under the management of a single Advisor pursuant to a single strategy and at a uniform degree of leverage. Placing assets with an Advisor through a Trading LLC rather than a managed account had no economic effect on the Partnership, except to the extent that the Partnership benefits from the Advisor not having to allocate trades among a member of different accounts (rather than acquiring a single position for the Trading LLC as a whole).

      The investments in MM LLC and previously in certain Trading LLC's are reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value is equal to the market value of the net assets of MM LLC allocable to the Partnership as investor. The resulting difference between cost and fair value is reflected on the Statements of Operations as Income (loss) from investments.


Total revenues and fees with respect to such investments are set forth as follows:

For the year ended         Total                  Brokerage             Administrative            Profit        Income (loss) from
December 31, 1999          Revenues               Commissions                 Fees                 Shares          Investments
----------------------------------------------------------------------------------------------------------------------------------

MM LLC                    $ 1,591,266             $ 1,689,484                  $ 48,271           $ 89,485             $ (235,974)
                   ===================      ==================      ====================     ==============      =================


For the year ended          Total                  Brokerage             Administrative            Profit          Income from
December 31, 1998          Revenues               Commissions                 Fees                 Shares          Investments
----------------------------------------------------------------------------------------------------------------------------------

Chesapeake LLC              $ 870,027               $ 270,589                   $ 7,731          $ 118,361              $ 473,346
SJO LLC                       550,784                 260,867                     7,453             31,223                251,241
MM LLC                      3,441,159               1,137,668                    32,505            525,337              1,745,649
                   -------------------      ------------------      --------------------     --------------      -----------------
Total                     $ 4,861,970             $ 1,669,124                  $ 47,689          $ 674,921             $2,470,236
                   ===================      ==================      ====================     ==============      =================



For the year ended          Total                  Brokerage             Administrative            Profit          Income from
December 31, 1997          Revenues               Commissions                 Fees                 Shares          Investments
----------------------------------------------------------------------------------------------------------------------------------

Chesapeake LLC            $ 1,391,741               $ 667,808                  $ 18,896          $ 142,849              $ 562,188
SJO LLC                     1,376,159                 661,885                    18,730             76,119                619,425
                   -------------------      ------------------      --------------------     --------------      -----------------
Total                     $ 2,767,900             $ 1,329,693                  $ 37,626          $ 218,968             $1,181,613
                   ===================      ==================      ====================     ==============      =================

Condensed statements of financial condition and statements of operations for MM LLC, Chesapeake LLC and SJO LLC are set forth as follows:

                               MM LLC                        MM LLC
                         December 31, 1999             December 31, 1998
                       -----------------------       -----------------------

Assets                          $ 100,901,677                 $ 125,332,558
                       =======================       =======================

Liabilities                       $ 2,906,392                   $ 4,949,082
Members' Capital                   97,995,285                   120,383,476
                       -----------------------       -----------------------

Total                           $ 100,901,677                 $ 125,332,558
                       =======================       =======================

                                                       For the period from
                             For the year ended          June 1, 1998 to
                             December 31, 1999          December 31, 1998
                       -----------------------------------------------------

Revenues                          $ 9,090,190                  $ 19,255,343

Expenses                           10,152,017                     9,491,842
                       -----------------------       -----------------------

Net Income (loss)                $ (1,061,827)                  $ 9,763,501
                       =======================       =======================


                           Chesapeake LLC                   SJO LLC
                        For the period from           For the period from
                             January 1, 1998 to        January 1, 1998 to
                            May 31, 1998                  May 31, 1998
                       -----------------------       -----------------------

Revenues                          $ 1,986,835                   $ 1,472,242

Expenses                              903,412                       802,878
                       -----------------------       -----------------------

Net Income (loss)                 $ 1,083,423                     $ 669,364
                       =======================       =======================


                                                       For the period from
                             For the year ended        January 2, 1997 to
                             December 31, 1997          December 31, 1997
                       -----------------------------------------------------

Revenues                          $ 3,480,491                   $ 3,903,268

Expenses                            2,055,126                     2,144,078
                       -----------------------       -----------------------

Net Income (loss)                 $ 1,425,365                   $ 1,759,190
                       =======================       =======================

6.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      As of June 1, 1998, the Partnership invested all of its assets in MM LLC. Accordingly, the Partnership is invested indirectly in derivative instruments, but does not itself hold any derivative instrument positions. As such, MLIP does not believe that the apoption of the provisions of Statement of Financial Accounting Standards No. 133 had a significant effect on the financial statements of the Partnership. Consequently, no such positions subsequent to May 31, 1998 are reflected in these financial statements.

      Market Risk
      -----------

      Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in Trading LLC's and in MM LLC, the net unrealized profit as reflected in the respective Statements of Financial Condition of the Trading LLC's and MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership, the Trading LLC's and currently MM LLC, as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

      MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership or MM LLC, and include calculating the Net Asset Value of their respective Partnership accounts and Trading LLC accounts, or currently MM LLC accounts, as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, MLIP's basic risk control procedures consist simply of the ongoing process of advisor monitoring and selection with the market risk controls being applied by the Advisors themselves.

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

      The Partnership has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and clearing brokers.

      The Partnership, through MM LLC, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable in the financial statements of MM LLC in the Equity in commodity future trading accounts in the Statements of Financial Condition.


                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                            /s/ Michael L. Pungello

                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                           ML Futures Investments L.P.