Form 10-K, Exhibit 13
period 2005-12-31
ML FUTURES INVESTMENTS LP
filed 2006-03-31
CIK 835666

Exhibit 13.01

ML FUTURES INVESTMENTS L.P.

(A Delaware Limited Partnership)

Financial Statements for the years ended

December 31, 2005, 2004 and 2003 and

Report of Independent Registered

Public Accounting Firm

ML FUTURES INVESTMENTS L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2005 and 2004	2

Statements of Operations for the years ended December 31, 2005, 2004 and 2003	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2005, 2004 and 2003	4

Financial Data Highlights for the year ended December 31, 2005	5

Notes to Financial Statements	6-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

 ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (the “Partnership”) as of December 31, 2005 and 2004, and the related statements of operations and changes in partners’ capital for each of the three years in the period ended December 31, 2005 and the financial data highlights for the year ended December 31, 2005.  These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 2005 and 2004, and the results of its operations, changes in its partners’ capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 30, 2006

ML FUTURES INVESTMENTS L.P.

(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS:
Investment in Global Horizons	$39,887,435	$—
Receivable from MM LLC	—	47,269,664
Receivable from Global Horizons	315,015	—

TOTAL ASSETS	$40,202,450	$47,269,664

LIABILITY AND PARTNERS’ CAPITAL

LIABILITY:
Redemptions payable	$315,015	$393,123

PARTNERS’ CAPITAL
General Partner (441,484 Units and 506,504 Units)	454,109	547,516
Limited Partners (38,337,375 Units and 42,841,288 Units)	39,433,326	46,329,025

Total partners’ capital	39,887,435	46,876,541

TOTAL LIABILITY AND PARTNERS’ CAPITAL	$40,202,450	$47,269,664

NET ASSET VALUE PER UNIT

(Based on 38,778,859 and 43,347,792 Units outstanding)	$1.0286	1.0814

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.

 (A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003

TRADING PROFITS (LOSSES):

Realized	$(54,714)	$6,175,734	$10,533,678
Change in unrealized	199,464	(2,185,708)	(169,942)

Total trading profits (losses)	144,750	3,990,026	10,363,736

INVESTMENT INCOME:
Interest	1,320,101	595,606	588,108

EXPENSES:
Brokerage commissions	3,456,917	4,079,427	4,601,819
Administrative fee	101,674	119,983	135,348
Profit Shares	177,296	741,906	1,524,986

Total expenses	3,735,887	4,941,316	6,262,153

NET INVESTMENT LOSS	(2,415,786)	(4,345,710)	(5,674,045)

NET INCOME (LOSS)	$(2,271,036)	$(355,684)	$4,689,691

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner and Limited Partner Units outstanding	40,501,225	46,237,673	52,962,267

Net income (loss) per weighted average General Partner and Limited Partner Unit	$(0.0561)	$(0.0077)	$0.0885

Substantially all items of income and expense are derived from the investment in Global Horizons for the year ended December 31, 2005 and MM LLC for years ended December 31, 2004 and 2003.

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.

(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2002	44,778	$123,877	$11,728,631	$11,852,508

Combination (Note 3)	56,013,115	460,679	43,744,706	44,205,385

Net income	—	51,726	4,637,965	4,689,691

Redemptions	(6,591,762)	(85,397)	(6,838,685)	(6,924,082)

PARTNERS’ CAPITAL, DECEMBER 31, 2003	49,466,131	550,885	53,272,617	53,823,502

Net loss	—	(3,369)	(352,315)	(355,684)

Redemptions	(6,118,339)	—	(6,591,277)	(6,591,277)

PARTNERS’ CAPITAL, DECEMBER 31, 2004	43,347,792	547,516	46,329,025	46,876,541

Net loss	—	(25,107)	(2,245,929)	(2,271,036)

Redemptions	(4,568,933)	(68,300)	(4,649,770)	(4,718,070)

PARTNERS’ CAPITAL, DECEMBER 31, 2005	38,778,859	$454,109	$39,433,326	$39,887,435

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS FOR THE YEAR ENDED DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:

Net asset value, beginning of year	$1.0814

Total trading profits	0.0056
Interest income	0.0324
Expenses	(0.0908)

Net asset value, end of year	$1.0286

Total Return:

Total return before Profit Shares	-4.50%
Profit Shares	-0.40%
Total return after Profit Shares	-4.88%

Ratios to Average Net Assets:

Operating expenses (excluding Profit Shares)	8.39%
Profit Shares	0.42%
Expenses (including Profit Shares)	8.81%

Net investment loss	-5.70%

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Futures Investments L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989.  The Partnership currently engages, through a limited liability company, Global Horizons I L.P. (“Global Horizons”) in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  Through December 31, 2004, the Partnership traded, through a similar investment in a limited liability company, ML Multi-Manager Portfolio LLC (“MM LLC”).  Effective December 31, 2004, after the close of business MM LLC redeemed all of the Partnership’s units and the proceeds  were invested in Global Horizons, which has an investment strategy similar to MM LLC. Merrill Lynch Alternative Investments, LLC (“MLAI”) is the general partner of the Partnership and is a wholly-owned subsidiary of Merrill Lynch Investment Managers LP (“MLIM”), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. (“Merrill Lynch).  Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker.  Prior to December 1, 2005, Merrill Lynch Investment Managers LLC (“MLIM LLC”) was the general partner of the Partnership.  All of the Partnership’s assets are held in accounts maintained at MLPF&S. MLAI has agreed to maintain a general partner’s interest of at least 1% of the total capital in the Partnership.  MLAI and each Limited Partner share in the trading revenues and interest income of the Partnership in proportion to their respective interests in the Partnership.

The following notes relate to the operations of the Partnership through its investments in Global Horizons and MM LLC.  As of December 31, 2005, the Partnership’s percentage of ownership share of Global Horizons was 14.85%.  As of December 31, 2004 (prior to MM LLC liquidation) and 2003, the Partnership’s percentage ownership share of MM LLC was 48.29% and 38.41%, respectively.  MLAI selects independent trading advisors (“Advisors”) to manage Global Horizons’ assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Commodity futures, options on futures and forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of Global Horizons (MM LLC as of December 31, 2004) at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profits (losses) in the Statements of Operations of Global Horizons (MM LLC for the years ended December 31, 2004 and 2003).

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar through its investment in Global Horizons.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized trading profit (loss) on the Statement of Operations of Global Horizons (MM LLC for the years ended December 31, 2004 and 2003).

Operating Expenses

MLAI pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership.  MLAI receives an administrative fee as well as a portion of the brokerage commissions paid by the Partnership, through Global Horizons (previously MM LLC).

No selling commissions have been paid directly by the Limited Partners.  All selling commissions are paid by MLAI.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distributions, which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2005, 2004 or 2003.

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days’ notice.

The investment in Global Horizons as of December 31, 2005 is reflected in the financial statements at fair value based upon the Partnership’s proportionate interest in Global Horizons.  Fair value of the investment in Global Horizons is equal to the market value of the net assets of Global Horizons allocable to the Partnership as an investor.

Dissolution of the Partnership

The Partnership will terminate on December 31, 2008 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

Indemnifications

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred.  The Partnership expects the risk of any future obligation under these indemnifications to be remote.

2.               INVESTMENT IN GLOBAL HORIZONS/ RECEIVABLE FROM MM LLC

The financial statements of Global Horizons and MM LLC for the years ended December 31, 2005 and 2004, respectively, are bound together with this report and should be read in conjunction with the Partnership’s financial statements. Effective December 31, 2004, MM LLC liquidated and the fair value of the Partnership’s investment in MM LLC is reflected in Receivable from MM LLC on the Statement of Financial Condition.

All income and expense for the Partnership was derived from its investment in Global Horizons or MM LLC, based on the Partnership’s proportionate share of Global Horizons’ or MM LLC’s revenues and expenses.

3.               RELATED PARTY TRANSACTIONS

The Partnership’s U.S. dollar assets are maintained at MLPF&S through Global Horizons and previously MM LLC.  On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate.  The Partnership is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefits, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets.  The Partnership indirectly receives this interest through its investment in Global Horizons (MM LLC for the years ended December 31, 2004 and 2003).

Merrill Lynch charges the Partnership, through Global Horizons (MM LLC for the years ended December 31, 2004 and 2003), Merrill Lynch’s cost of financing realized and unrealized losses on Global Horizons’ non-U.S. dollar-denominated positions.  Such amounts are netted against interest income.  These amounts are not significant to the financial statements of the Partnership.

Through its investment in Global Horizons, and previously MM LLC the Partnership pays brokerage commissions to MLPF&S at a flat monthly rate equal to .7083 of 1% (an 8.50% annual rate), reduced from an 8.75% annual rate prior to January 1, 2003, and pays MLAI, and previously MLIM LLC, a monthly administrative fee of ..021 of 1% (a 0.25% annual rate) of the Partnership’s trading month-end assets.  Month-end trading assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

MLPF&S pays the Advisors, annual consulting fees up to 2.50% of the Partnership’s average month-end trading assets allocated to a specific advisor for management, after reduction for a portion of the brokerage commissions.

4.               ADVISORY AGREEMENTS

Global Horizons (MM LLC for the years ended December 31, 2004 and 2003) and the Advisors have entered into Advisory Agreements.  These Advisory Agreements generally renew annually after they are entered into, subject to certain rights exercisable by the Partnership. These Advisors determine the commodity futures, options on futures and forward contracts traded on behalf of their respective accounts, subject to certain rights reserved by MLAI.

Profit Shares, currently ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by Global Horizons (MM LLC for the years ended December 31, 2004 and 2003) to each of the Advisors.  Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

5.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2005, 2004 and 2003 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.               FAIR VALUE AND OFF-BALANCE SHEET RISK

The Partnership invests indirectly in derivative instruments as a result of its investment in Global Horizons (MM LLC as of December 31, 2004), but does not itself hold any derivative instrument positions.  The nature of this Partnership has certain risks, which cannot all be presented on the financial statements.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership’s net unrealized profit on such derivative instruments as reflected in Statements of Financial Condition of Global Horizons (MM LLC as of December 31, 2004).  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by Global Horizons (MM LLC as of December 31, 2004) as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

7.               SUBSEQUENT EVENT

On February 15, 2006, Merrill Lynch and BlackRock, Inc (“BlackRock”) announced that they have reached an agreement to merge the asset management business of MLIM and BlackRock to create a new independent asset management company.  The transaction has been approved by the boards of directors of both Merrill Lynch and BlackRock and is expected to close in the third quarter of 2006.  As a result of the transaction, the combined company will become the general partner or sponsor of the Partnership.

*   *   *   *   *   *   *   *   *   *   *   *   *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments, LLC

General Partner of

ML Futures Investments L.P.