Form 10-K, Exhibit 13
period 2005-12-31
ML FUTURES INVESTMENTS LP
filed 2006-03-31
CIK 835666

Exhibit 13.01(a)

GLOBAL HORIZONS I L.P.
(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 2005, 2004 and 2003
And Report of Independent Registered
Public Accounting Firm

GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2005 and 2004	2

Statements of Operations for the years ended December 31, 2005, 2004 and 2003	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2005, 2004 and 2003	4

Financial Data Highlights for the year ended December 31, 2005	5

Notes to Financial Statements	6-14

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

  Global Horizons I L.P.:

We have audited the accompanying statements of financial condition of Global Horizons I L.P. (the “Partnership”) as of December 31, 2005 and 2004, and the related statements of operations and changes in partners’ capital for each of the three years in the period ended December 31, 2005 and the financial data highlights for the year ended December 31, 2005. These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Partnership is not required to have nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of Global Horizons I L.P. as of December 31, 2005 and 2004, and the results of its operations, changes in its partners’ capital and financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 6, 2006

GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS:
Equity in commodity futures trading accounts:
Cash	$274,496,535	$148,295,862
Net unrealized profit on open contracts	4,986,310	3,149,341
Accrued interest and other assets	992,410	238,759

TOTAL ASSETS	$280,475,255	$151,683,962

LIABILITIES AND PARTNERS' CAPITAL LIABILITIES:

Administrative fees payable	$56,411	$1,107,931
Brokerage commissions payable	1,624,549	862,605
Redemptions payable	9,945,759	331,608
Profit Shares payable	117,551	31,446
Due to affiliate	145,118	—

Total liabilities	11,889,388	2,333,590

PARTNERS' CAPITAL:

General Partner (2,012,396 Units and 756,618 Units)	2,297,491	1,215,470
Limited Partners—Unitized (175,502,197 Units and 108,712,438 Units)	201,750,316	148,134,902
Limited Partners—Non-unitized	64,538,060	—

Total partners' capital	268,585,867	149,350,372

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$280,475,255	$151,683,962

NET ASSET VALUE PER UNIT (Note 6)

See notes to financial statements.

GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
TRADING PROFITS (LOSSES):
Realized	$680,616	$8,179,826	$13,824,221
Change in unrealized	1,837,104	(700,154)	(44,489)

Total trading profits	2,517,720	7,479,672	13,779,732

INVESTMENT INCOME:
Interest income	8,910,897	1,297,826	496,656

EXPENSES:
Brokerage commissions	17,973,653	5,725,678	3,601,088
Profit Shares	1,266,141	1,581,140	1,998,129
Administrative fees	622,238	205,144	124,175
Incentive Override	—	—	805,634

Total expenses	19,862,032	7,511,962	6,529,026

NET INVESTMENT LOSS	(10,951,135)	(6,214,136)	(6,032,370)

NET INCOME (LOSS)	$(8,433,415)	$1,265,536	$7,747,362

NET INCOME (LOSS) PER UNIT:

Weighted average number of General Partner and Limited Partner Units outstanding
Series A	158,164,103	41,739,953	n/a
Series F	186,537	199,814	222,625
Series I	8,007,483	970,488	n/a

Net income (loss) per weighted average General Partner and Limited Partner Unit*
Series A	$(0.0268)	$0.0413	n/a
Series F	$(8.65)	$(3.12)	$34.80
Series I	$(0.0061)	$0.1689	n/a

*	Calculation of net income (loss) per weighted average general partner and limited partner unit excludes net loss allocated to non-unitized interests for the year ended December 31, 2005.

See notes to financial statements.

GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

			Limited Partners
	Units	General Partner	Unitized	Non-unitized	Total

PARTNERS' CAPITAL, DECEMBER 31, 2002	236,509	$499,969	$46,442,308	$—	$46,942,277

Net income	—	87,257	7,660,105	—	7,747,362

Redemptions	(27,795)	(90,451)	(5,943,916)	—	(6,034,367)

PARTNERS' CAPITAL, DECEMBER 31, 2003	208,714	496,775	48,158,497	—	48,655,272

Additions	109,835,116	698,374	102,941,546	—	103,639,920

Net income	—	20,321	1,245,215	—	1,265,536

Redemptions	(574,774)	—	(4,210,356)	—	(4,210,356)

PARTNERS' CAPITAL, DECEMBER 31, 2004	109,469,056	1,215,470	148,134,902	—	149,350,372

Additions	92,064,612	1,153,893	84,724,425	97,084,491	182,962,809

Net loss	—	(30,294)	(5,865,971)	(2,537,150)	(8,433,415)

Redemptions	(24,019,075)	(41,578)	(25,243,040)	(30,009,281)	(55,293,899)

PARTNERS' CAPITAL, DECEMBER 31, 2005	177,514,593	$2,297,491	$201,750,316	$64,538,060	$268,585,867

See notes to financial statements.

GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Series A	Series F	Series I	Non-unitized

Net asset value, beginning of year	$0.9615	$230.10	$0.9478	n/a

Realized trading profit	0.0002	0.06	0.0005	n/a
Change in unrealized	0.0051	1.20	0.0052	n/a
Interest income	0.0289	6.94	0.0290	n/a
Expenses	(0.0693)	(16.49)	(0.0440)	n/a

Net asset value, end of year	$0.9264	$221.81	$0.9385	n/a

Total Return:

Total return before Profit Shares	-3.12%	-3.12%	-0.31%	-2.47%
Profit Shares	-0.55%	-0.50%	-0.68%	-0.31%
Total return	-3.65%	-3.60%	-0.98%	-2.77%

Ratios to Average Net Assets:

Expenses (before Profit Shares)	7.22%	6.95%	4.18%	6.46%
Profit Shares	0.51%	0.51%	0.67%	0.34%
Expenses	7.73%	7.46%	4.85%	6.80%

Net investment loss	-4.40%	-4.33%	-1.60%	-3.48%

See notes to financial statements.

GLOBAL HORIZONS I L.P.

(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Global Horizons I L.P. (the “Partnership”), formerly ML Global Horizons, LP,  was organized as an open-end fund under the Delaware Revised Uniform Limited Partnership Act on May 11, 1993 and commenced trading activities on January 4, 1994.  The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities.  The Partnership issues units of limited partnership interest (“Units”) at Net Asset Value as of the beginning of each month. Effective December 1, 2005 Merrill Lynch Alternative Investments LLC (“MLAI”) became the general partner of the Partnership.  Prior to December 1, 2005, Merrill Lynch Investment Managers LLC (“MLIM LLC”) was the general partner of the Partnership.  MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers LP (“MLIM”), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. (“Merrill Lynch”).  Trading authority is delegated to independent trading advisors (the “Advisors”) by MLIM.  Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker.  MLAI has agreed to maintain a general partner’s interest of at least 1% of the total capital of the unitized series in the Partnership.  MLAI and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in the Partnership.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available).  The change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized in the Statements of Operations.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted to meet maintenance margin requirements. Typically, margin requirements range from 1% to 10% of the face value of the derivatives traded.

Operating Expenses, Ongoing Offering Costs and Selling Commissions

MLAI pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the costs, if any, of the ongoing offering of the Units.  MLAI receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership.

No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLAI.

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

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least ten calendar days before the end of the preceding month.  Subscriptions submitted less than ten days before the end of a month will be applied to Unit subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten calendar days’ notice.  Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption.

Dissolution of the Partnership

The Partnership will terminate on December 31, 2023 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

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

2.	CONDENSED SCHEDULES OF INVESTMENTS

The Partnership’s investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2005, and 2004, are as follows:

2005
		Long Positions			Short Positions
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Net Assets	Number of Contracts	Unrealized Profit (Loss)
Agriculture	1,762	$2,241,726	0.83%	(1,675)	$(946,375)
Currencies	1,693,056	(834,923)	-0.31%	(3,494,929)	1,560,017
Energy	58	(40,250)	-0.01%	(142)	(209,978)
Interest rates	4,464	760,732	0.28%	(7,621)	(869,250)
Metals	1,315	4,529,763	1.69%	(358)	(1,407,519)
Stock indices	1,339	209,188	0.08%	(239)	(6,821)

Total		$6,866,236	2.56%		$(1,879,926)

2005
		Net Unrealizied
Commodity Industry Sector	Percent of Net Assets	Profit (Loss) on Open Positions	Percent of Net Assets	Maturity Dates
Agriculture	-0.35%	$1,295,351	0.48%	January 06 - December 07
Currencies	0.58%	725,094	0.27%	January 06 - December 06
Energy	-0.08%	(250,228)	-0.09%	January 06 - March 06
Interest rates	-0.32%	(108,518)	-0.04%	January 06 - December 07
Metals	-0.51%	3,122,244	1.18%	January 06 - April 06
Stock indices	0.00%	202,367	0.08%	January 06 - March 06

Total	-0.68%	$4,986,310	1.88%

2004
		Long Positions			Short Positions
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Net Assets	Number of Contracts	Unrealized Profit (Loss)
Agriculture	543	$444,685	0.30%	(914)	$(220,473)
Currencies	6,483,273	3,673,444	2.46%	(8,601,780)	(2,712,818)
Energy	26	(119,651)	-0.08%	(175)	170,020
Interest rates	3,809	222,329	0.15%	(4,491)	640,930
Metals	1,113	1,227,276	0.82%	(715)	(978,357)
Stock indices	955	830,596	0.56%	(6)	(28,640)

Total		$6,278,679	4.21%		$(3,129,338)

2004
		Net Unrealizied
Commodity Industry Sector	Percent of Net Assets	Profit (Loss) on Open Positions	Percent of Net Assets	Maturity Dates
Agriculture	-0.15%	$224,212	0.15%	January 05 - December 06
Currencies	-1.82%	960,626	0.64%	January 05 - March 05
Energy	0.11%	50,369	0.03%	January 05 - April 05
Interest rates	0.43%	863,259	0.58%	March 05 - December 06
Metals	-0.65%	248,919	0.17%	January 05 - March 05
Stock indices	-0.02%	801,956	0.54%	January 05 - March 05

Total	-2.10%	$3,149,341	2.11%

No individual contract’s unrealized gain or loss comprised greater than 5% of the Partner’s capital as of December 31, 2005 or 2004.

3.	RELATED PARTY TRANSACTIONS

The Partnership’s U.S. dollar assets are maintained at MLPF&S.  On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Partnership, from possession of such assets.

Merrill Lynch charges the Partnership Merrill Lynch’s cost of financing realized and unrealized losses on the Partnership’s non-U.S. dollar denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

As of February 1, 2004, the Partnership was made available for new investment.  Series A and F units pay brokerage commissions to MLPF&S at a flat monthly rate of .583 of 1% (a 7.00% annual rate) of the Series’ month-end trading assets. Series I pays brokerage commissions to MLPF&S at a flat monthly rate of .333 of 1% (a 4.00% annual rate) of the Series’ month-end trading assets. The Partnership pays MLAI a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership’s month-end trading assets.  Month-end trading assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.  Prior to February 1, 2004 the brokerage commissions on Series F was a monthly rate of .604 of 1% (a 7.25% annual rate).  Brokerage commissions for the non-unitized series range from .604 of 1% (a 7.25% annual rate) to .729 of 1% (a 8.75% annual rate).

MLAI estimates that the round-turn equivalent commission rate charged to the Partnership by MLPF&S during the years ended December 31, 2005, 2004 and 2003 was approximately $39, $90 and $84, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLPF&S pays the Advisors annual consulting fees ranging up to 2.00% of the Partnership’s average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions accrued with respect to such assets.

Prior to January 1, 2004, the Partnership paid to MLIM LLC an Incentive Override equal to 10% of the Net New Gain, as defined.  Such payments were also made to MLIM LLC from the redemption value of Units redeemed as of the end of interim months during a year, to the extent of any Net New Gain attributable to such Units when redeemed.  For the year ended December 31, 2003, an Incentive Override of $805,634 was paid to MLIM LLC.

Due to affiliate on the Statement of Financial Condition relates to cash assets held in accounts relating to a previously liquidated fund and the general partners investment in that fund.  This amount will be paid to MLAI upon the legal liquidation of the affiliated fund.

4.	ADVISORY AGREEMENTS

The Partnership and the Advisors have each entered into Advisory Agreements.  These Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain trading policies and to certain rights reserved by MLAI.

Profit Shares, generally ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually, irrespective of the overall performance of the Partnership, as of either the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by the Partnership to each Advisor.  Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.	WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2005, 2004 and 2003 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.	UNITIZED AND NON-UNITIZED SERIES

At December 31, 2005 and 2004, the Net Asset Values of the different unitized series and the partners holding the non-unitized series of the Partnership are as follows:

December 31, 2005

Unitized Series
	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$156,419,239	168,843,481	$0.9264
Series F	39,658,470	178,795	$221.81
Series I	7,970,098	8,492,317	$0.9385
	$204,047,807	177,514,593

Non-unitized Series

ML Futures Investments L.P.	$39,887,435
ML Principal Protection L.P.	10,232,424
ML Principal Protection Plus Ltd.	14,418,201
$64,538,060

Total partners' capital	$268,585,867

December 31, 2004

	Net Asset Value	Number of Units	Net Asset Value per Unit

Series A	$100,146,503	104,152,884	$0.9615
Series F	44,347,994	192,730	$230.10
Series I	4,855,875	5,123,442	$0.9478
Total partners' capital	$149,350,372	109,469,056

Effective January 1, 2005, three funds (the “Feeder Funds”) in which MLAI is general partner or sponsor invested their net assets in a non-unitized series of the Partnership.  The Feeder Funds are all closed to new investment and are segregated from other subscriptions as the non-unitized series.  At the point of contribution, the total investment by the Feeder Funds was $97,084,491.

7.	COPPER SETTLEMENT

The Partnership, as a member of a class of plaintiffs, received a settlement payment in February 2005 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996.  The amount of the settlement for the Partnership was $27,888, which is included in Realized under Trading profits (losses) on the Statement of Operations of the Partnership for the year ended December 31, 2005.

8.	FAIR VALUE AND OFF-BALANCE SHEET RISK

The nature of this Partnership has certain risks, which cannot all be presented on the financial statements. The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying open contracts frequently result in changes in the Partnership’s net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition.  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Values of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not itself intervene in the markets to hedge or diversify the Partnership’s market exposure, MLAI may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are unusual and unless it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLAI’s basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, included in the Statements of Financial Condition.  The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Partnership, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker.  Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit on open contracts on the Statements of Financial Condition.

9.	SUBSEQUENT EVENT

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

Michael Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

General Partner of

ML Global Horizons L.P.